Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Sales Results

Philadelphia, PA – February 8, 2018

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN’s Q4 ‘Comps’ Grow 4%

PHILADELPHIA, PA, February 8, 2018 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net sales for the quarter and year ended January 31, 2018.

Total Company net sales for the fourth quarter of fiscal 2018 increased 5.7% over the same period last year to a record $1.09 billion. Comparable Retail segment net sales increased 4%, driven by strong, double-digit growth in the direct-to-consumer channel, partially offset by negative retail store sales. By brand, comparable Retail segment net sales increased 8% at Free People, 5% at the Anthropologie Group and 2% at Urban Outfitters. Wholesale segment net sales increased 6.3%.

For the year ended January 31, 2018, total Company net sales increased to $3.6 billion or 2.0% over the prior year. Comparable Retail segment net sales were flat. Wholesale segment net sales increased 9.5%.

“I’m pleased to report record revenues and a 4% increase in Retail segment comparable sales for our fourth quarter,” said Richard A. Hayne, Chief Executive Officer. “Positive ‘comps’ were driven primarily by stronger apparel sales with January registering particularly powerful year-over-year results,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve-month periods were as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2018	2017	2018	2017
Net sales by brand
Urban Outfitters	$433,924	$413,799	$1,396,420	$1,414,996
Anthropologie Group	447,184	423,985	1,472,769	1,445,395
Free People	201,659	186,346	721,966	662,726
Food and Beverage	6,352	6,028	24,859	22,677
Total Company	$1,089,119	$1,030,158	$3,616,014	$3,545,794

Net sales by segment
Retail Segment	$1,010,188	$955,909	$3,299,714	$3,256,890
Wholesale Segment	78,931	74,249	316,300	288,904
Total Company	$1,089,119	$1,030,158	$3,616,014	$3,545,794

During the year ended January 31, 2018, the Company opened a total of 18 new locations including: 8 Free People stores, 5 Urban Outfitters stores, 4 Anthropologie Group stores and 1 Food and Beverage restaurant; and closed 11 locations including: 3 Free People stores, 2 Urban Outfitters stores, 3 Anthropologie Group stores and 3 Food and Beverage restaurants.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 245 Urban Outfitters stores in the United States, Canada, and Europe and websites; 226 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 132 Free People stores in the United States and Canada, catalogs and websites and 10 Food and Beverage restaurants, as of January 31, 2018.

Free People and Anthropologie Group wholesale sell their products through approximately 2,100 department and specialty stores worldwide, third-party websites and the Company’s own retail stores.

The Company will release fourth quarter and fiscal year 2018 earnings results on March 6, 2018.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe weather conditions, increases in labor costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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